Exhibit 10.48
SECOND AMENDMENT
TO THE
LAS VEGAS SANDS CORP.
2004 EQUITY AWARD PLAN
Second Amendment (this “Amendment”), dated as of December 14, 2011 to the Las Vegas Sands Corp. 2004 Equity Award Plan (the “Plan”).
WHEREAS, in accordance with Section 16(a) of the Plan, the Board of Directors (the “Board”) of Las Vegas Sands Corp., a Nevada corporation (the “Company”), desires to amend the terms of the Plan as set forth below.
NOW THEREFORE, the Board hereby amends the Plan as follows:
1. Section 9(f) of the Plan (“Director Restricted Stock”) is hereby amended by adding the following new subsection (iv) at the end thereof:
“(iv) Non-Employee Director Election. Each Non-Employee Director may elect, in accordance with procedures established by the Committee, to receive a grant of Restricted Stock Units in lieu of each automatic annual award of shares of Director Restricted Stock, any such grant of Restricted Stock Units to have the same Fair Market Value, Restricted Period and other terms as the applicable grant of Director Restricted Stock. Notwithstanding the foregoing, any Non-Employee Director who elects to receive Restricted Stock Units may elect the settlement date for the Restricted Stock Units, provided that the settlement date for such Restricted Stock Units shall not be earlier than the date on which the Restricted Period lapses.”
2. Except as specifically set forth in this Amendment, the Plan shall remain unmodified and in full force and effect.

LAS VEGAS SANDS CORP.
By:	/s/ Michael A. Leven
Name: Michael A. Leven
Title: President and Chief Operating Officer